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                              [TERRA LETTERHEAD]
                                                                       EXHIBIT 3
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News Release
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For Immediate Release                                   Contact: Paula C. Norton
                                                                  (712) 277-5438

                TERRA INDUSTRIES' INITIAL ASSESSMENT OF IMPACT
                            OF PORT NEAL EXPLOSION

Sioux City, Iowa (December 14, 1994)--Terra Industries Inc. (NYSE symbol: TRA) announced today that it believes insurance coverages are adequate to protect the company from adverse material consequences of yesterday's explosion at its Port Neal, Iowa nitrogen fertilizer production plant. Terra anticipates recovering most of lost profits through its business interruption insurance coverage. Additionally, its property damage policy will enable the company to rebuild the plant. Terra expects to provide reserves during the fourth quarter of approximately $5 million to cover insurance deductibles and other uninsured costs related to the explosion.

The Port Neal facility contributed an estimated $12 million ($.17 per share) to 1993 net income and $11 million ($.15 per share) for the first nine months of 1994. On a pro forma basis, Terra's total earnings (including those derived from Agricultural Minerals and Chemicals which was acquired on October 20, 1994) would have been $.97 per share. Port Neal accounts for 15% of Terra's total nitrogen fertilizer production, pro forma the acquisition.

Burton M. Joyce, Terra's President and CEO, commented, "It will be a few weeks before the company will know the length of time during which the plant will be out of service. However, we do not expect it to be operating prior to the 1995 planting season."

Joyce commented that Terra does not believe the plant outage will affect the supply of fertilizer to its grower customers, who receive their fertilizer from Terra through its purchases from other fertilizer manufacturers. The company is currently exploring options for obtaining supplies for dealer customers normally serviced from the Port Neal plant. This may entail shipment from other Terra plants or purchases on the open market.

The company anticipates it will be some time before it will have any indication concerning the cause of the explosion or accurate assessments of rebuilding costs.

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